Exhibit 99.1

Dresser, Inc. Solicits Consents from Holders of

9 3/8% Senior Subordinated Notes Due 2011

DALLAS, TEXAS (Dec. 6, 2005)—Dresser, Inc. announced today that it has commenced a solicitation of consents from holders of record as of Dec. 6, 2005, of its outstanding $550.0 million principal amount of 9 3/8% Senior Subordinated Notes due 2011 for the amendment and waiver of certain reporting requirements in the indenture for the notes. The amendment and waiver are related to the company’s previously announced delay in issuing restated financial statements.

The proposed amendment and waiver would permit Dresser to extend to Feb. 15, 2006, its obligation to file financial statements with the Securities and Exchange Commission (SEC) for the year ended Dec. 31, 2004, and the quarters ended March 31, June 30, and Sept. 30, 2005. It would also permit a similar extension for the filing of any pro forma financial information required by the previously announced sale of substantially all of Dresser’s worldwide On/Off valve business. In addition, the consent solicitation would provide for a waiver of all defaults under the indenture’s reporting requirements through the completion of the consent solicitation.

The proposed amendment and waiver to the governing indenture requires the consent of holders of a majority in aggregate principal amount of the notes outstanding. Dresser will pay a fee of $1.25 in cash for each $1,000 principal amount of notes for which consents are properly delivered and not revoked prior to the expiration of the consent solicitation. The consent solicitation will expire at 5 p.m., New York City time, on Dec. 19, 2005, unless the consent solicitation is extended by Dresser. The terms and conditions of the consent solicitation are described in a Consent Solicitation Statement dated Dec. 6, 2005, which is being sent to all holders of record as of Dec. 6, 2005. Requests for additional copies of the Consent Solicitation Statement, the Letter of Consent or other related documents should be directed to MacKenzie Partners, Inc., the information agent, at (800) 322-2885 (toll-free) or (212) 929-5500 (collect). Questions regarding the consent solicitation should be directed to Francesco Cipollone of Morgan Stanley & Co., Incorporated, the solicitation agent, at (800) 624-1808 (toll-free) or (212) 761-1941 (collect).

Additional information, including draft copies of the company’s 2004 Annual Report on Form 10-K and Reports on Form 10-Q for the quarters ending March 31 and June 30, 2005, is included in a Current Report on Form 8-K filed today with the SEC.

This announcement is not a solicitation of consents with respect to any securities. The consent solicitation is being made solely by the Consent Solicitation Statement dated Dec. 6, 2005.

About Dresser, Inc.

Dresser, Inc. is a worldwide leader in the design, manufacture and marketing of highly engineered equipment and services sold primarily to customers in the flow control, measurement systems, and compression and power systems segments of the energy industry. Headquartered in Dallas, Texas, Dresser has a comprehensive global presence, with over 6,200 employees and a sales presence in more than 100 countries worldwide. The Company’s website can be accessed at www.dresser.com.

Safe Harbor Statement:

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Dresser, Inc. Solicits Consents from Holders

of its 9 3/8% Senior Subordinated Notes due 2011

This document contains forward-looking statements made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including, without limitation, the company’s expectations regarding the restatement of its prior financial statements, the completion of the 2004 audit and the unaudited results of the first, second and third quarters of 2005. Actual results may differ from the expectations described in these forward-looking statements, which are subject to factors that are not in every case under the company’s control. Factors that could affect the company’s forward-looking statements may include, among other things: unanticipated changes to the company’s historical and restated financial statements, including those drafts filed today with the SEC under Form 8-K; unexpected effects from the 2004 audit and restatement process on the company’s results of operations, liquidity or financial condition; and the additional risk factors identified in the drafts filed today under Form 8-K. Because the information herein is based solely on data currently available at this time, it is subject to change as a result of situations over which the company may have no control or influence, and should not therefore be viewed as an assurance regarding such information. Additionally, the company is not obligated to make public disclosure of such changes unless required to do so under applicable rules and regulations.

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COMPANY CONTACT:

Jenny Haynes

Vice President of Investor Relations

and Corporate Communications

(972) 361-9933

jenny.haynes@dresser.com

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